Exhibit 10.53

January 27, 2017

Mr. Dirk Locascio

[Address Redacted]

Dear Dirk,

On behalf of US Foods, Inc. (the "Company" or "US Foods"), I am delighted to confirm the terms of our offer promoting you to the Chief Financial Officer with a start date of February 6, 2017.  The key terms of this employment offer are as follows:

•	Annual Base Salary$500,000
•	Target Bonus Percentage75% of Annual Base Salary
•	Annual Perquisite Allowance$12,000, after taxes

Vacation

You will continue to accrue vacation at the rate in which you previously accrued vacation time.  Also, the vacation time you accrued in your former position remains available for use.

US Foods Annual Incentive Plan

You will remain eligible to participate in the US Foods Annual Incentive Program.  Your annual incentive target percentage will be 75%.  Your Annual Incentive Program award will take into account the change in your base salary beginning as of the above start date.  Your eligibility for, and participation in the Annual Incentive Program will be subject to the terms and conditions of the US Foods, Inc. Annual Incentive Plan document.

Long-Term Incentive Compensation

Commensurate with your level within the Company, and contingent upon approval by the Compensation Committee of the Board of Directors, you are eligible to participate in the Company’s long-term incentive (LTI) program subject to the terms and conditions of that program.  The target equity award for calendar year 2017 is $750,000; however, your actual award may vary based on such factors as individual performance.

Annual Perquisite Allowance

You will receive an annual perquisite allowance equal to $12,000, after taxes. The perquisite allowance is intended to defray the cost of expenses such as financial or legal planning, club membership, or executive physicals.

Executive Severance Agreement

Full details regarding severance available to you after your start date will be provided in an Executive Severance Agreement to be entered into between you and US Foods, Inc. in substantially the form the

Dirk Locascio

Company provides to its senior executives. This Executive Severance Agreement will provide, among other things, for severance payments of 18 months of “Annual Base Salary,” a bonus and a payment in lieu of 18 months of medical benefits, all as set forth fully (and subject to) the form of agreement to be provided to you.

Health & Welfare and Retirement Benefits

You will be eligible for the standard Health & Welfare and Retirement benefits programs made available to all similarly situated executives of the Company from time to time. Your participation in the health, welfare and retirement benefits will be subject to the terms and conditions of each plan.

Again, we are pleased to extend you this offer and we look forward to the valuable contributions you will continue to make to US Foods. We request that you acknowledge acceptance of this offer. Please sign below and return a copy to Tiffany Monroe, Chief Corporate Human Resources Officer.

If you accept this offer, you will continue to serve as an at-will employee of US Foods, subject to the provisions of the Executive Severance Agreement. This means that your employment with US Foods will have no specific or definite term, and that either you or the Company may terminate the relationship at any time for any reason, or no reason at all, and with or without notice, subject to the provisions of the Executive Severance Agreement. This letter agreement, and the Executive Severance Agreement, comprise the understanding between you and the Company concerning your employment with US Foods and do not constitute a guarantee of employment.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable US Foods plans, programs and policies. Nothing in this letter in any way limits the Company’s right to amend or terminate those plans, programs or policies.

Please feel free to contact me if you have any questions.  Dirk, on behalf of the entire leadership team at US Foods, I look forward to your acceptance of this offer.

Best regards,

/s/ Pietro Satriano

Pietro Satriano

Chief Executive Officer

US Foods

Accepted By:       /s/ Dirk Locascio

Date: 1/27/17

cc:  Tiffany Monroe

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